Exhibit 10.1

A. O. SMITH CORPORATION

SPECIAL RETENTION AWARD AGREEMENT

THIS AGREEMENT, made and entered into this      day of April, 2008 by and between A. O. Smith Corporation (hereinafter called the “Company”) and                                  (hereinafter called “Executive”);

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has adopted the A. O. Smith Corporation Combined Incentive Compensation Plan, as amended January 1, 2007, (hereinafter called the “Plan”) which is administered by the Personnel and Compensation Committee of the Board of Directors (hereinafter called the “Committee”);

WHEREAS, the Executive, upon the terms and conditions herein set forth, is a participant for the fiscal year of the Company commencing January 1, 2008, (hereinafter called the “Plan Year”) under the Plan, the terms and conditions of which Plan are incorporated herein by reference;

WHEREAS, the Company desires to provide an additional incentive to the Executive to remain in the employ of the Company through December 31, 2010 to assist the Company in achieving its performance objectives; and

WHEREAS, this Agreement constitutes a separate contract such as is provided for in the Plan;

NOW, THEREFORE, in consideration of the payments herein provided, and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

I.	Award. The Company awards the Executive up to a maximum of 15,000 performance-based Restricted Stock Units (also known as phantom stock) which shall vest on January 1, 2011 in accordance with the conditions set forth below.

A.	The Restricted Stock Units shall vest based on the average of the Company’s annual return on equity (hereinafter called “ROE”) for the calendar years 2008 through 2010 (hereinafter called the “Performance Period”). ROE for each year in the Performance Period shall be calculated by dividing the Company’s net earnings by the average monthly stockholder equity during such year. To qualify this Award as performance-based compensation under Section 162(m) of the Internal Revenue Code, the first quarter of 2008 shall not be included in the calculation of ROE for calendar year 2008.

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(i)	The number of Restricted Stock Units in which the Executive shall vest shall be determined in accordance with the following schedule:

Annual Average ROE	Number of Restricted Stock Units Vested
Less than 6.0%	0
6.0%	1,560
13.6%	10,000
16.6% or greater	15,000

(ii)	The number of Restricted Stock Units to be vested shall be interpolated between points on the table through linear interpolation between 6.0% and 13.6%, or between 13.6% and 16.6%, as the case may be, provided that no Restricted Stock Units shall vest unless Average Annual ROE is at least 6.0%. The number of vested Restricted Stock Units shall be rounded to the nearest whole number.

B.	The determination of the number of Restricted Stock Units that have vested to the Executive shall be made as soon as practical after the vesting date of January 1, 2011. The Executive shall receive Shares of Company stock equal to the number of vested Restricted Stock Units no later than March 15, 2011.

C.	The Executive will be credited with dividend equivalents on those Restricted Stock Units which have vested equal to the amount of cash dividends which were declared on the same number of actual Shares during the period April 1, 2008 through the date of delivery of the Shares to the Executive. Equivalent dividends will be credited to Executive’s Profit Sharing Account under the Supplemental Profit Sharing Plan as soon as the amount of dividends has been determined but no earlier than January 1, 2011 and not later than March 15, 2011. If the Executive does not have an account in the Supplemental Profit Sharing Plan as of the date of this Award, he shall receive a cash payment for the equivalent dividends no earlier than January 1, 2011 and no later than March 15, 2011.

D.	The calculation of ROE shall be adjusted by the Committee to account for the following non-reoccurring factors: extraordinary gains or losses; changes in accounting rules; acquisitions and divestures of more than $10,000,000; stock issuances, stock dividends or stock buybacks in excess of 1,000,000 Shares per calendar year; and the merger of Smith Investment Company with the Company if such merger occurs during the Performance Period.

E.	If the Executive ceases to be an employee of the Company or any of its Affiliates prior to January 1, 2011 by reason of Death, Disability, or Retirement, Restricted Stock Units will nonetheless continue to vest on January 1, 2011 based on the Company’s performance for the full Performance Period pursuant to Section I. A., but the amount of Shares to be received by the Executive or his Beneficiary shall be prorated based on the period of his employment during the Performance Period. If the Executive’s employment with the Company or any of its Affiliates terminates for any other reason prior to January 1, 2011, all Restricted Stock Units shall be forfeited.

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II.	Beneficiary. In accordance with the Plan, the Executive, by completing and signing a “Designation of Beneficiary” shall have the right to designate a beneficiary to receive any payment of this Award remaining unpaid at Executive’s death, all in the manner and to the extent set forth in this Agreement. The designation may be changed at any time by written notice delivered to the Committee or its representative. If no Designation of Beneficiary is made, any amount of this Award remaining unpaid, in whole or in part, at the time of death of the Executive, shall be paid to his legal representative.

III.	Withholding. As to any payment of Shares or cash credited or paid pursuant to this Agreement, the Committee may require that the Executive or his personal representative, as the case may be, agree to any procedure necessary to enable the Company to make adequate income tax withholdings.

IV.	Nonassignability. Neither the Executive nor any of his beneficiaries shall have any right or power to alienate, anticipate, commute, pledge, encumber or assign any right to receive any amount which hereafter may become or at any time be due hereunder, and no attempt to effect any such alienation, anticipation, commutation, pledge, encumbrance or assignment will be recognized, honored or accepted by the Company.

V.	Forfeiture. So long as any portion of this Award remains unpaid or undistributed, the Executive’s right to receive such amount shall be forfeited if the Executive at any time during or after his employment with the Company or its Affiliates shall do any act, or engage directly or indirectly (whether as owner, partner, officer, employee or otherwise) in the operation or management of any business which, in the judgment of the Company, is detrimental to or in competition with the Company or any of its Affiliates.

VI.	Defined Terms. The terms used in this Agreement shall have the same meaning as the terms defined in the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Executive has hereunto affixed his hand and seal, the day and year first above written.

A. O. SMITH CORPORATION

By
Chairman and Chief Executive Officer

By
Executive

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